KOGAN & TAUBMAN, LLC
                             39 Broadway, Suite 2704
                            New York, New York 10006
                            Telephone (212) 425-8200
                            Facsimile (212) 482-8104



                                                               October 12, 1999

Streamedia Communications, Inc.
244 West 54th Street
New York, New York  10019

         Re:      Registration Statement on Form SB-2
                  Offering of 1,000,000 Units

Gentlemen:

         I have acted as counsel to Streamedia Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act"), of 1,000,000 units (the "Units"), each consisting of one share of common stock $.001 par value (the "Common Stock") and one warrant entitling the holder to purchase one share of common stock at $12.75 per share (the "Warrants"), to be offered to the public by the Company in a firm commitment underwriting by Redstone Securities, Inc. The Registration Statement (defined below) also includes 150,000 additional Units to cover over-allotments, if any.

         Amendment No. 1 to a registration statement on Form SB-2 which was previously filed on May 17, 1999, is being filed herewith (the "Registration Statement"). In connection with rendering this opinion, I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Units to be offered and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transaction contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

         Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

         Based upon the foregoing, I am of the opinion that the Units, and the Common Stock and Warrants of which they are comprised, to be issued and sold by the Company as described in the Registration Statement have been duly authorized for issuance and sale and when issued by the Company against payment of the consideration therefor pursuant to the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                              Very truly yours,

                                                              Kogan  &  Taubman,
                                                                      L.L.C.


                                                    By:__/s/__________________
                                                               Louis E. Taubman